Exhibit 99.1
Press Release
Weatherford Reports Second Quarter 2013 Results
Earnings per Share of $0.15 (non-GAAP)
Estimated $153 million potential FCPA and Oil-for-Food U.S. government settlement

GENEVA, SWITZERLAND, July 31, 2013 - Weatherford International Ltd. (NYSE and SIX: WFT) today reported results for the second quarter ended June 30, 2013.

Second Quarter 2013 Highlights
  $0.15 per diluted share (non-GAAP), or net income of $116 million excluding after-tax losses of $234 million;
  Estimated $153 million potential FCPA and Oil-for-Food settlement with the U.S. government;
  Free cash flow increased by over $200 million sequentially, driven by working capital improvements;
  Capital expenditures, net of lost-in-hole, declined 26% compared to the prior year quarter;
  Revenues of $3,868 million were 3% higher than the same period last year, and up 1% sequentially;
  International revenues of $2,339 million were up 12% over the same period in 2012 and up 9% sequentially;
  Eastern Hemisphere operating income margin expanded 155 basis points sequentially; and
  North America revenues of $1,529 million were down 10% sequentially, and down 8% from the same quarter of 2012 primarily due to the Canadian seasonal downturn compounded by severe flooding.

Second Quarter 2013 Results

On a GAAP basis, segment operating income was $385 million with a second quarter net loss of $118 million, or a loss of $0.15 per diluted share. The excluded after-tax losses included:
  $153 million representing management's best estimate of a potential settlement with the U.S. government related to the FCPA and oil-for-food matters, although no agreement has been reached and uncertainties remain;
  $38 million in severance, exit and other charges;
  $31 million associated with legacy lump sum contracts in Iraq; and
  $12 million related to U.S. government investigations and tax related professional fees.
The non-GAAP effective tax rate for the quarter was 12%.

Outlook

The Company expects the second half of 2013 to show higher revenue and operating income in North America compared to the first half of this year with the U.S. also benefiting from a lower operating cost structure. Latin America will show improvement in both revenue and profitability in the fourth quarter of 2013. The outlook for the Eastern Hemisphere remains positive with continued expansion in Europe, Caspian and Russia along with continued recovery in the Middle East/North Africa and Asia Pacific region. Increased operating performance in the second half of the year, as well as further cost reductions and improvements in capital efficiency measures, all suggest a positive outlook. The Company expects its 2013 annual effective tax rate to be in the range of 27% to 29%.

Regional Highlights
  North America
    North America revenues for the quarter were $1,529 million, an 8% decrease over the same quarter in the prior year and down 10% sequentially. The quarter's operating income was $167 million, down $59 million, or 26% from the same quarter in the prior year and down 25% sequentially. The sequential decline was largely due to the seasonal effect of the "spring breakup" in Canada impacting revenues and margins in all product lines, and was partially offset by increased U.S. Artificial Lift and Well Construction activity. U.S. year-over-year performance declined, driven primarily by lower Stimulation profitability.
  Middle East/North Africa/Asia Pacific
Second quarter revenues of $919 million were up $270 million, or 42% higher than the second quarter of 2012, and $134 million, or 17% higher sequentially. The current quarter's operating income of $66 million increased $42 million, or 175% from the same quarter in the prior year, and increased 47% sequentially due to an increase in our Drilling Services, Well Construction and Artificial Lift product lines. The Asia Pacific region generated the highest revenue and operating income in our history.
  Europe/Sub-Sahara Africa/Russia
    Second quarter revenues of $681 million were 4% higher than the second quarter of 2012 and up 8% from the prior quarter. The current quarter's operating income of $83 million was down 19% when compared to the same quarter in the prior year, and was up $18 million, or 28% from the prior quarter. The year-over-year operating income decline resulted from reduced margins in Russia driven by lower activity levels and the change in product mix. Sequentially, operating income was up due to increased activity in Well Construction for Europe.

  Latin America
    Second quarter revenues of $739 million were down $43 million or 6% compared to the second quarter of 2012, and up $12 million, or 2% sequentially.  The decline in revenue in the second quarter compared to the prior year was largely related to lower activity in Mexico. The current quarter's operating income of $90 million was flat compared to the same quarter in the prior year, and decreased 8% from the prior quarter.

Liquidity and Free Cash Flow

Free cash flow increased by over $200 million compared to the prior quarter. The improvement in cash flow was driven entirely by working capital improvements. Driving the change in working capital, days sales outstanding decreased to 89 days, and days sales in inventory decreased to 85 days.

Non-GAAP Performance Measures

Unless explicitly stated to the contrary, all performance measures used throughout this document are non-GAAP. Corresponding reconciliations to GAAP financial measures have been provided in the following pages to offer meaningful comparisons between current results and results in prior operating periods.

About Weatherford

Weatherford is a Swiss-based, multinational oilfield service company.  It is one of the largest global providers of technology and services for the oil and gas industry. Weatherford operates in over 100 countries, and employs over 60,000 people worldwide.  For more information, visit www.weatherford.com

Conference Call

The Company will host a conference call with financial analysts to discuss the quarterly results on July 31, 2013, at 8:30 a.m. eastern daylight savings time, 7:30 a.m. central daylight savings time. Weatherford invites investors to listen to the call live via the Company's website, www.weatherford.com in the Investor Relations section.  A recording of the conference call and transcript of the call will be available in that section of the website shortly after the call ends.
# # #

Contacts:               John H. Briscoe                                                                       +1.713.836.4610
Senior Vice President and Chief Financial Officer

Karen David-Green                                                                 +1.713.836.7430
Vice President – Investor Relations

Forward-Looking Statements

This press release and the documents referenced herein contain, and the conference call announced in this release may include, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. This includes statements related to future levels of earnings, revenue, expenses, margins, capital expenditures, changes in working capital, cash flows, tax expense, effective tax rates and net income. Forward-looking statements also include any statements about the resolution or potential future resolution of our ongoing remediation of our material weaknesses in internal control over financial reporting for income taxes and our assessment of the degree to which historical remediation efforts have been successful to date.  It is inherently difficult to make projections or other forward-looking statements in a cyclical industry and given the current macroeconomic uncertainty. Such statements are based upon the current beliefs of Weatherford's management, and are subject to significant risks, assumptions and uncertainties. These include  the company's  inability to design or improve internal controls to address identified issues; the impact upon operations of legal compliance matters or internal controls review, improvement and remediation, including the detection of wrongdoing, improper activities or circumvention of internal controls; difficulties in controlling expenses, including costs of legal compliance matters or internal controls review, improvement and remediation; impact of changes in management or staff levels, the effect of global political, economic and market conditions on the company's projected results; the possibility that the company may be unable to recognize expected revenues from current and future contracts; the effect of currency fluctuations on the company's business; the company's ability to manage its workforce to control costs; the cost and availability of raw materials, the company's ability to manage its supply chain and business processes; the company's ability to commercialize new technology; whether the company can realize expected benefits from its redomestication of its former Bermuda parent company; the company's ability to realize expected benefits from its acquisitions and dispositions; the effect of a downturn in its industry on the company's carrying value of its goodwill; the effect of weather conditions on the company's operations; the impact of oil and natural gas prices and worldwide economic conditions on drilling activity; the effect of turmoil in the credit markets on the company's ability to manage risk with interest rate and foreign exchange swaps; the outcome of pending government investigations, including the Securities and Exchange Commission's investigation of the circumstances surrounding the company's material weakness in its internal control over financial reporting of income taxes; the outcome of ongoing litigation, including shareholder litigation related to the company's material weakness in its internal control over financial reporting of income taxes and its restatement of historical financial statements; the future level of crude oil and natural gas prices; demand for our products and services; levels of pricing for our products and services; utilization rates of our equipment; the effectiveness of our supply chain; weather-related disruptions and other operational and non-operational risks that are detailed in our most recent Form 10-K and other filings with the U.S. Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or underlying assumptions prove incorrect, actual results may vary materially from those indicated in our forward-looking statements. Specifically, statements regarding the current period assume that there will be no subsequent events or other adverse developments after the date of this press release that cause our financial statements for the current period, when filed with the SEC, to vary materially from the amounts herein.  We undertake no obligation to correct or update any forward-looking statement, whether as a result of new information, future events, or otherwise, except to the extent required under federal securities laws.

Weatherford International Ltd.
Consolidated Condensed Statements of Operations
(Unaudited)
(In Millions, Except Per Share Amounts)

	Three Months Ended		Six Months Ended
	6/30/2013	6/30/2012	6/30/2013	6/30/2012

Net Revenues:
North America	$1,529	$1,663	$3,221	$3,417
Middle East/North Africa/Asia	919	649	1,704	1,244
Europe/SSA/Russia	681	653	1,314	1,224
Latin America	739	782	1,466	1,453
	3,868	3,747	7,705	7,338

Operating Income (Expense):
North America	167	226	391	584
Middle East/North Africa/Asia	66	24	111	77
Europe/SSA/Russia	83	102	148	168
Latin America	90	90	188	173
Research and Development	(71)	(64)	(138)	(126)
Corporate Expenses	(49)	(49)	(97)	(99)
Goodwill and Equity Investment Impairment	-	(793)	-	(793)
US Government Investigation Loss Contingency	(153)	(100)	(153)	(100)
Other Items	(78)	(68)	(116)	(146)
	55	(632)	334	(262)

Other Income (Expense):
Interest Expense, Net	(128)	(121)	(259)	(233)
Devaluation of Venezuelan Bolivar	-	-	(100)	-
Other, Net	(18)	(27)	(31)	(45)

Loss Before Income Taxes	(91)	(780)	(56)	(540)

Benefit (Provision) for Income Taxes:
Provision for Operations	(17)	(68)	(65)	(184)
Adjustments to Provision	(3)	5	40	11
	(20)	(63)	(25)	(173)

Net Loss	(111)	(843)	(81)	(713)
Net Income Attributable to Noncontrolling Interests	(7)	(6)	(15)	(13)
Net Loss Attributable to Weatherford	$(118)	$(849)	$(96)	$(726)

Loss Per Share Attributable to Weatherford
Basic	$(0.15)	$(1.11)	$(0.12)	$(0.95)
Diluted	$(0.15)	$(1.11)	$(0.12)	$(0.95)

Weighted Average Shares Outstanding:
Basic	770	765	770	763
Diluted	770	765	770	763

Weatherford International Ltd.
Selected Statements of Operations Information
(Unaudited)
(In Millions)

	Three Months Ended
	6/30/2013	3/31/2013	12/31/2012	9/30/2012	6/30/2012

Net Revenues:
North America	$1,529	$1,692	$1,682	$1,725	$1,663
Middle East/North Africa/Asia	919	785	851	700	649
Europe/SSA/Russia	681	633	669	626	653
Latin America	739	727	856	768	782
	$3,868	$3,837	$4,058	$3,819	$3,747

	Three Months Ended
	6/30/2013	3/31/2013	12/31/2012	9/30/2012	6/30/2012

Operating Income (Expense):
North America	$167	$224	$226	$297	$226
Middle East/North Africa/Asia	66	45	58	36	24
Europe/SSA/Russia	83	65	59	88	102
Latin America	90	98	125	97	90
Research and Development	(71)	(67)	(63)	(68)	(64)
Corporate Expenses	(49)	(48)	(49)	(48)	(49)
Goodwill and Equity Investment Impairment	-	-	-	-	(793)
US Government Investigation Loss Contingency	(153)	-	-	-	(100)
Other Items	(78)	(38)	(111)	(87)	(68)
	$55	$279	$245	$315	$(632)

	Three Months Ended
	6/30/2013	3/31/2013	12/31/2012	9/30/2012	6/30/2012

Product Line Revenues:
Formation Evaluation and Well Construction(1)	$2,361	$2,273	$2,348	$2,128	$2,058
Completion and Production(2)	1,507	1,564	1,710	1,691	1,689
	$3,868	$3,837	$4,058	$3,819	$3,747

	Three Months Ended
	6/30/2013	3/31/2013	12/31/2012	9/30/2012	6/30/2012

Depreciation and Amortization:
North America	$102	$108	$108	$108	$101
Middle East/North Africa/Asia	98	93	94	90	85
Europe/SSA/Russia	68	71	71	63	60
Latin America	68	68	63	61	59
Research and Development and Corporate	5	6	7	7	6
	$341	$346	$343	$329	$311

1.	Formation Evaluation and Well Construction includes Drilling Services, Well Construction, Integrated Drilling, Wireline and Evaluation Services, Drilling Tools and Fishing and Re-entry.
2.	Completion and Production includes Artificial Lift Systems, Stimulation and Chemicals, Completion Systems and Pipeline and Specialty Services.

We report our financial results in accordance with generally accepted accounting principles (GAAP).  However, Weatherford's management believes that certain non-GAAP financial measures and ratios (as defined under the SEC's Regulation G) may provide users of this financial information, additional meaningful comparisons between current results and results of prior periods.  The non-GAAP amounts shown below should not be considered substitutes for operating income, provision for income taxes, net income or other data prepared and reported in accordance with GAAP, but should be viewed in addition to the Company's reported results prepared in accordance with GAAP.

Weatherford International Ltd.
Reconciliation of GAAP to Non-GAAP Financial Measures
(Unaudited)
(In Millions, Except Per Share Amounts)

	Three Months Ended			Six Months Ended
	6/30/2013	3/31/2013	6/30/2012	6/30/2013	6/30/2012
Operating Income:
GAAP Operating Income (Loss)	$55	$279	$(632)	$334	$(262)
Goodwill and Equity Investment Impairment	-	-	793	-	793
US Government Investigation Loss Contingency	153	-	100	153	100
Legacy Contracts (a)	21	3	62	24	93
Tax Remediation and Restatement Expenses	6	21	11	27	26
Other Adjustments	51	14	(5)	65	27
Non-GAAP Operating Income	$286	$317	$329	$603	$777

Income (Loss) Before Income Taxes:
GAAP Income (Loss) Before Income Taxes	$(91)	$35	$(780)	$(56)	$(540)
Goodwill and Equity Investment Impairment	-	-	793	-	793
US Government Investigation Loss Contingency	153	-	100	153	100
Devaluation of Venezuelan Bolivar	-	100	-	100	-
Legacy Contracts	21	3	62	24	93
Tax Remediation and Restatement Expenses	6	21	11	27	26
Other Adjustments	51	14	(5)	65	24
Non-GAAP Income Before Income Taxes	$140	$173	$181	$313	$496

Provision for Income Taxes:
GAAP Provision for Income Taxes	$(20)	$(5)	$(63)	$(25)	$(173)
Goodwill and Equity Investment Impairment	-	-	(1)	-	(1)
US Government Investigation Loss Contingency	-	-	(1)	-	(1)
Devaluation of Venezuelan Bolivar	-	(39)	-	(39)	-
Legacy Contracts	10	5	-	15	-
Tax Remediation and Restatement Expenses	(1)	(3)	(3)	(4)	(6)
Other Adjustments	(6)	(6)	-	(12)	(3)
Non-GAAP Provision for Income Taxes	$(17)	$(48)	$(68)	$(65)	$(184)

Net Income (Loss) Attributable to Weatherford:
GAAP Net Income (Loss)	$(118)	$22	$(849)	$(96)	$(726)
Total Charges, net of tax	234 (b)	95 (c)	956 (d)	329 (e)	1,025 (f)
Non-GAAP Net Income	$116	$117	$107	$233	$299

Diluted Earnings (Loss) Per Share Attributable to Weatherford:
GAAP Diluted Earnings (Loss) per Share	$(0.15)	$0.03	$(1.11)	$(0.12)	$(0.95)
Total Charges, net of tax	0.30	0.12	1.25	0.42	1.34
Non-GAAP Diluted Earnings per Share	$0.15	$0.15	$0.14	$0.30	$0.39

GAAP Effective Tax Rate (g)	-22%	14%	-8%	-45%	-32%
Annual Effective Tax Rate (h)	12%	28%	38%	21%	37%

Reconciliation of GAAP to Non-GAAP Financial Measures - Notes to Table

Note (a):  The revenues associated with the legacy lump sum contracts in Iraq were $215 million, $166 million and $39 million for the three months ended June 30, 2013, March 31, 2013, and June 30, 2012 and $380 million and $91 million for the six months ended June 30, 2013 and 2012, respectively.

Note (b):  Non-GAAP adjustments are comprised of (i) $153 million loss accrual related to US government investigation matters, (ii) $31 million in operating losses and tax expense related to legacy lump sum contracts in Iraq, (iii) $38 million in other adjustments consisting of severance of $25 million and $13 million in other charges and (iv) $12 million related to US government investigations and tax related professional fees.

Note (c):  Non-GAAP adjustments are comprised of (i) a charge for the devaluation of the Venezuelan Bolivar of $61 million, (ii) $8 million in operating losses and tax expense related to legacy lump sum contracts in Iraq, (iii) tax restatement and remediation expenses of $18 million and (iv) $8 million in other adjustments consisting of severance and other charges including $3 million in investigation related expenses.

Note (d):  Non-GAAP adjustments are comprised of (i) goodwill and equity method investment impairments of $793 million, (ii) $100 million loss accrual related to US government investigation matters, (iii) $62 million in operating losses and tax expense related to legacy lump sum contracts in Iraq, (iv) tax restatement and remediation expenses of $8 million and (v) $(7) million in other adjustments.

Note (e):  Non-GAAP adjustments are comprised of (i) $153 million loss accrual related to US government investigation matters, (ii) $39 million in operating losses and tax expense related to legacy lump sum contracts in Iraq, (iii) tax restatement and remediation expenses of $23 million, (iv) a $61 million charge for the devaluation of the Venezuelan Bolivar and (v) $53 million in other adjustments consisting of $31 million in severance, $10 million in investigation related expenses and $12 million in other charges.

Note (f):  Non-GAAP adjustments are comprised of (i) goodwill and equity method investment impairments of $793 million, (ii) $100 million loss accrual related to US government investigation matters, (iii) $93 million in operating losses and tax expense related to legacy lump sum contracts in Iraq, (iv) tax restatement and remediation expenses of $20 million and (v) $19 million in other adjustments.

Note (g):  GAAP Effective Tax Rate is GAAP provision for income taxes divided by GAAP income before income taxes.

Note (h): Annual Effective Tax Rate is the Non-GAAP provision for income taxes divided by Non-GAAP income before income taxes.

Weatherford International Ltd.
Selected Balance Sheet Data
(Unaudited)
(In Millions)

	6/30/2013	3/31/2013	12/31/2012	9/30/2012	6/30/2012

Assets:
Cash and Cash Equivalents	$295	$286	$300	$365	$381
Accounts Receivable, Net	3,837	3,850	3,885	3,911	3,608
Inventories, Net	3,637	3,744	3,675	3,676	3,399
Property, Plant and Equipment, Net	8,333	8,299	8,299	8,122	7,733
Goodwill and Intangibles, Net	4,402	4,485	4,637	4,653	4,581
Equity Investments	671	660	646	642	629

Liabilities:
Accounts Payable	2,144	2,191	2,108	2,023	1,635
Short-term Borrowings and Current Portion
of Long-term Debt	2,148	1,896	1,585	1,606	1,263
Long-term Debt	7,087	7,032	7,049	7,300	7,311

Weatherford International Ltd.
Net Debt
(Unaudited)
(In Millions)

Change in Net Debt for the Three Months Ended 6/30/2013:
Net Debt at 3/31/2013	$(8,642)
Operating Income	55
Depreciation and Amortization	341
Capital Expenditures	(446)
Decrease in Working Capital	187
Income Taxes Paid	(133)
Interest Paid	(81)
Acquisitions and Divestitures of Assets and Businesses, Net	(22)
Net change in Billing in Excess/Costs in Excess	(115)
Other	(84)
Net Debt at 6/30/2013	$(8,940)

Change in Net Debt for the Six Months Ended 6/30/2013:
Net Debt at 12/31/2012	$(8,334)
Operating Income	334
Depreciation and Amortization	687
Capital Expenditures	(846)
Decrease in Working Capital	120
Income Taxes Paid	(257)
Interest Paid	(264)
Acquisitions and Divestitures of Assets and Businesses, Net	59
Net change in Billing in Excess/Costs in Excess	(173)
Other	(266)
Net Debt at 6/30/2013	$(8,940)

Components of Net Debt	6/30/2013	3/31/2013	12/31/2012
Cash	$295	$286	$300
Short-term Borrowings and Current Portion of Long-term Debt	(2,148)	(1,896)	(1,585)
Long-term Debt	(7,087)	(7,032)	(7,049)
Net Debt	$(8,940)	$(8,642)	$(8,334)

"Net Debt" is debt less cash.  Management believes that Net Debt provides useful information regarding the level of  Weatherford indebtedness by reflecting cash that could be used to repay debt.

Working capital is defined as accounts receivable plus inventory less accounts payable.

We report our financial results in accordance with generally accepted accounting principles (GAAP).  However, Weatherford's management believes that certain non-GAAP financial measures and ratios (as defined under the SEC's Regulation G) may provide users of this financial information, additional meaningful comparisons between current results and results of prior periods.  The non-GAAP amounts shown below should not be considered substitutes for cash flow information prepared in accordance with GAAP, but should be viewed in addition to the Company's reported cash flow statements prepared in accordance with GAAP.

Weatherford International Ltd.
Selected Cash Flow Data
(Unaudited)
(In Millions)

	Three Months Ended			Six Months Ended
	6/30/2013	3/31/2013	6/30/2012	6/30/2013	6/30/2012

Net Cash Provided by (Used in) Operating Activities	$252	$(11)	$145	$241	$285

Less: Capital Expenditures for Property, Plant and Equipment	(446)	(400)	(584)	(846)	(1,098)

Free Cash Flow	$(194)	$(411)	$(439)	$(605)	$(813)

Free cash flow is defined as net cash provided by or used in operating activities less capital expenditures.  Free cash flow is an important indicator of how much cash is generated or used by our normal business operations, including capital expenditures.  Management uses free cash flow as a measure of progress on its capital efficiency and cash flow initiatives.